Exhibit 99.1

ANGI HOMESERVICES REPORTS Q3 2017

GOLDEN, Colo.— November 8, 2017— The combination of HomeAdvisor and Angie’s List to create ANGI Homeservices (NASDAQ: ANGI) was completed on September 29, 2017.  With the completed combination, the financial results of ANGI Homeservices for Q3 2017 consist of a full quarter of results for HomeAdvisor and one day of results for Angie’s List.  For periods prior to Q3 2017, ANGI Homeservices financial results are those of HomeAdvisor, as previously reported by its parent company, IAC, adjusted to reflect an allocation for standalone public company reporting and the timing of an accrual.  A letter to IAC shareholders from IAC’s CEO Joey Levin, which includes a discussion on ANGI Homeservices, was posted on the Investor Relations section of IAC’s website at www.iac.com/Investors.

ANGI HOMESERVICES SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2017	Q3 2016	Growth

Revenue	$181.7	$133.6	36%
Operating (loss) income	(112.5)	8.8	nm
Net (loss) earnings	(71.8)	5.1	nm
GAAP Diluted EPS	(0.17)	0.01	nm
Adjusted EBITDA	(2.3)	14.0	nm
Adjusted Net Income	(7.8)	7.1	nm
Adjusted EPS	(0.02)	0.02	nm

See reconciliations of GAAP to non-GAAP measures beginning on page 8.

Q3 2017 HIGHLIGHTS

•                  ANGI Homeservices revenue increased 36% to $181.7 million driven by 34% growth at HomeAdvisor Domestic and 75% growth in Europe.  HomeAdvisor Domestic revenue growth was driven by a 36% increase in service requests to 5.0 million and a 25% increase in paying service professionals to 172,000.

•                  Q3 2017 operating loss of $112.5 million includes $96.9 million in stock-based compensation expense in connection with the transaction, related primarily to the modification of previously issued HomeAdvisor vested awards and the acceleration of certain Angie’s List awards, as well as $26.0 million of costs related to the transaction and $1.0 million of incremental quarterly public company costs.

•                  Excluding the transaction-related expenses and $1.0 million of incremental quarterly public company costs, operating income would have been $11.4 million and Adjusted EBITDA would have been $24.8 million, which represents a 14% Adjusted EBITDA margin.

•                  As of September 30, 2017, ANGI Homeservices had:

•                  On a pro forma basis, revenue of $929 million over the trailing twelve months.

•                  17 million HomeAdvisor Domestic service requests from homeowners over the trailing twelve months.

•                  172,000 and 47,000 paying service professionals at HomeAdvisor Domestic and Angie’s List, respectively.

•                  ANGI Homeservices continues to target $95 million of operating income and $270 million in Adjusted EBITDA in 2018 excluding deferred revenue write-offs and transaction and integration related costs.

Revenue

	Actual			Pro Forma (a)
($ in millions)	Q3 2017	Q3 2016	Growth	Q3 2017	Q3 2016	Growth

Marketplace (formerly HomeAdvisor Domestic) (b)	$156.6	$116.4	34%	$156.6	$116.4	34%
Advertising & Other (c)	10.5	8.8	20%	80.2	88.5	-9%
Total North America	$167.1	$125.2	33%	$236.8	$205.0	16%
Europe (d)	14.6	8.3	75%	14.6	8.3	75%
Total ANGI Homeservices revenue	$181.7	$133.6	36%	$251.4	$213.3	18%

(a)         Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes a deferred revenue write-off of $0.1 million in Q3 2017 related to the combination of HomeAdvisor and Angie’s List.

(b)         Reflects the HomeAdvisor domestic branded marketplace service.  It excludes other North America operating subsidiaries within the segment.

(c)          Includes Angie’s List revenue (revenue from service professionals under contract for advertising during the period and Angie’s List non-advertising revenue) as well as revenue from mHelpDesk, HomeStars and Felix.

(d)         The acquisitions of controlling interests in MyHammer Holding AG and MyBuilder Limited were completed on November 3, 2016 and March 24, 2017, respectively.

Operating (loss) income and Adjusted EBITDA

($ in millions)	Q3 2017	Q3 2016	Growth

Operating (loss) income (e)
North America	$(107.7)	$11.6	nm
Europe	(4.8)	(2.7)	-76%
Total	$(112.5)	$8.8	nm
Adjusted EBITDA (e)
North America	$0.1	$16.1	-100%
Europe	(2.3)	(2.1)	-9%
Total	$(2.3)	$14.0	nm

(e)          Operating income and Adjusted EBITDA for Q3 2016 will not agree to the IAC financial segment information on a standalone basis due to a $1.3 million accrual that was recorded retrospectively in Q3 2016 as the standalone ANGI Homeservices financial statements were prepared.  This accrual was recorded in IAC’s consolidated financial statements in Q2 2017.

Operating Metrics

(in thousands)	Q3 2017	Q3 2016	Growth

Marketplace Service Requests (b)(f)	5,023	3,684	36%
Marketplace Paying Service Professionals (b)(g)	172	137	25%
Angie’s List Advertising Service Professionals (h)	47	51	-6%

(f)            Fully completed and submitted domestic customer service requests on HomeAdvisor.

(g)         The number of HomeAdvisor domestic service professionals that had an active membership and/or paid for consumer matches in the last month of the period.

(h)         Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period (excludes e-commerce-only service professionals).

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2017:

•                  ANGI Homeservices had 476.0 million common and class B common shares outstanding.

•                  IAC’s economic ownership interest and voting interest in ANGI Homeservices were 87.1% and 98.5%, respectively.

•                  ANGI Homeservices held $59.5 million in cash and cash equivalents and owed $79.5 million of debt under revolving credit and term loan lines with IAC and its subsidiaries.  Pro forma for a $275 million Term Loan A at ANGI Homeservices, which closed on November 1, 2017, and the use of a portion of the proceeds to retire related party debt and pay fees and expenses, ANGI Homeservices held $255.0 million in cash and cash equivalents and owed $278.0 million in debt.

DILUTIVE SECURITIES

ANGI Homeservices has various dilutive securities.  ANGI Homeservices options may be exercised on a gross basis or net basis at the election of the award holder.  If the award holder elects to exercise the award on a gross basis, the award holder will receive the number of shares equal to the number of options exercised and the Company will receive proceeds based upon the number and strike price of the options exercised.  If the award holder elects to exercise the award on a net basis, the Company withholds a number of shares sufficient to cover the exercise price and withholding taxes, which are remitted by the Company on the employee’s behalf from its funds, and the employee receives the remaining net shares.  ANGI Homeservices stock appreciation rights (“SARs”), subsidiary denominated equity awards and ANGI Homeservices RSUs are settled in the Company’s common stock on a net basis based upon the intrinsic value of the award less the amount required to cover the withholding taxes, which are remitted by the Company on the employee’s behalf from its funds.

The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	11/3/17	Dilution at:

Share Price			$12.13	$13.00	$14.00	$15.00	$16.00

Absolute Shares as of 11/3/17	477.4		477.4	477.4	477.4	477.4	477.4

SARs	43.8	$2.61	17.2	17.5	17.8	18.1	18.3
Options	4.9	$10.75	0.8	0.9	1.0	1.1	1.2
RSUs and Other	3.6		1.8	1.8	1.8	1.8	1.8
IAC denominated equity awards	4.2		1.4	1.3	1.2	1.1	1.0
Total Dilution			21.1	21.4	21.8	22.1	22.3
% Dilution			4.2%	4.3%	4.4%	4.4%	4.5%
Total Diluted Shares Outstanding			498.5	498.8	499.2	499.5	499.7

The dilutive securities calculation in the above table is based on the following:

Options — Are assumed to be exercised on a gross basis and the total cash generated from the exercise of options (both vested and unvested awards), consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of ANGI Homeservices options, is used to repurchase ANGI Homeservices shares.

SARs, subsidiary denominated equity awards and RSUs — These awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares actually expected to be issued upon exercise or vesting in each case assuming a withholding tax rate of 50%.  Based on ANGI Homeservices common stock price on November 3, 2017 of $12.13 and our assumed withholding tax rate of 50%, the cash payment that the Company would be required to make to cover the withholding taxes on behalf of the award holders is approximately $230 million.  We expect a reduction in future corporate income taxes equal to a substantial portion of any such withholding tax payments by virtue of the income tax deduction received based on the intrinsic value of the awards at vesting or exercise, which would be approximately $170 million based upon assumptions in the preceding sentence.  However, there will be some delay in the timing of the realization of the cash benefit of the income tax deduction because it will be dependent upon the amount and timing of future taxable income and the timing of estimated tax payments and will also be reduced by approximately $108 million based upon the provisions of the tax sharing agreement with IAC.

The presentation of dilutive securities reflects how the Company’s management generally thinks about dilution and is, we believe, the best reflection of the true economic cost of the Company’s equity compensation programs.  This presentation differs from the GAAP treasury stock method used for calculating fully diluted earnings per share, which is described below:

For options — GAAP assumes that the total proceeds used to repurchase shares is equal to the sum of (a) the exercise price for all ANGI Homeservices options (both vested and unvested awards) and (b) the unamortized grant date fair value of unvested awards.

For SARs, subsidiary denominated equity awards and RSUs — Since these awards are net settled, no cash proceeds are received by the Company upon exercises or vesting and the total assumed proceeds to repurchase shares for GAAP is only the unamortized grant date fair value of unvested awards.

CONFERENCE CALL

ANGI Homeservices and IAC will jointly audiocast a conference call to answer questions regarding their third quarter 2017 results on Thursday, November 9, 2017, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of ANGI Homeservices business. The live audiocast will be open to the public at www.iac.com/Investors.

GAAP FINANCIAL STATEMENTS

ANGI HOMESERVICES CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$181,717	$133,560	$513,173	$375,222
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	7,999	6,826	22,391	19,565
Selling and marketing expense	130,866	80,274	337,654	234,344
General and administrative expense	129,088	29,509	217,962	80,234
Product development expense	20,010	5,356	32,529	15,142
Depreciation	3,491	2,026	9,705	5,824
Amortization of intangibles	2,768	726	6,885	2,271
Total operating costs and expenses	294,222	124,717	627,126	357,380

Operating (loss) income	(112,505)	8,843	(113,953)	17,842

Interest expense—related party	(1,864)	(156)	(5,538)	(240)
Other income (expense), net	1,364	195	2,100	(304)
(Loss) earnings before income taxes	(113,005)	8,882	(117,391)	17,298
Income tax benefit (provision)	40,847	(4,414)	71,095	(8,723)
Net (loss) earnings	(72,158)	4,468	(46,296)	8,575
Net loss attributable to noncontrolling interests	397	607	1,402	1,833
Net (loss) earnings attributable to ANGI Homeservices Inc. shareholders	$(71,761)	$5,075	$(44,894)	$10,408

Per share information attributable to ANGI Homeservices Inc. shareholders
Basic (loss) earnings per share	$(0.17)	$0.01	$(0.11)	$0.03
Diluted (loss) earnings per share	$(0.17)	$0.01	$(0.11)	$0.03

Stock-based compensation expense by function:
Cost of revenue	$9	$—	$19	$—
Selling and marketing expense	19,709	225	20,402	630
General and administrative expense	71,732	1,837	86,650	5,138
Product development expense	12,530	329	13,209	917
Total stock-based compensation expense	$103,980	$2,391	$120,280	$6,685

ANGI HOMESERVICES CONSOLIDATED AND COMBINED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$59,543	$36,377
Accounts receivable, net	30,684	18,696
Other current assets	23,386	8,739
Total current assets	113,613	63,812

Property and equipment, net	47,635	23,645
Goodwill	774,191	170,990
Intangible assets, net	343,393	10,792
Other non-current assets	72,918	26,278
TOTAL ASSETS	$1,351,750	$295,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt—related party	$—	$2,838
Accounts payable	50,041	11,544
Deferred revenue	58,955	18,828
Accrued expenses and other current liabilities	90,008	34,438
Total current liabilities	199,004	67,648

Long-term debt—related party	79,504	47,000
Deferred income taxes	5,363	2,228
Other long-term liabilities	4,942	2,247

Redeemable noncontrolling interests	18,844	13,781

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Class A Common Stock	61	—
Class B Common Stock	415	—
Class C Common Stock	—	—
Additional paid-in capital	1,094,046	—
Accumulated deficit	(63,540)	—
Invested Capital	—	154,852
Accumulated other comprehensive income (loss)	3,348	(1,721)
Total ANGI Homeservices Inc. shareholders’ equity and invested capital, respectively	1,034,330	153,131
Noncontrolling interests	9,763	9,482
Total shareholders’ equity	1,044,093	162,613
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,351,750	$295,517

ANGI HOMESERVICES CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net (loss) earnings	$(46,296)	$8,575
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Bad debt expense	20,625	12,336
Stock-based compensation expense	120,280	6,685
Depreciation	9,705	5,824
Amortization of intangibles	6,885	2,271
Deferred income taxes	(71,446)	(2,742)
Other adjustments, net	(1,328)	488
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(30,080)	(20,999)
Other current assets	(5,972)	(925)
Accounts payable and other current liabilities	41,847	18,278
Income taxes payable	22	4,664
Deferred revenue	7,788	6,171
Net cash provided by operating activities	52,030	40,626
Cash flows from investing activities:
Acquisitions, net of cash acquired	(66,378)	—
Capital expenditures	(16,278)	(13,742)
Net cash used in investing activities	(82,656)	(13,742)
Cash flows from financing activities:
Proceeds from the issuance of related party debt	131,359	446
Funds returned from escrow for MyHammer tender offer	10,604	—
Transfers from (to) IAC/InterActiveCorp	30,216	(26,485)
Purchase of noncontrolling interests	(12,574)	—
Principal payments on related party debt	(104,089)	—
Other, net	34	—
Net cash provided by (used in) financing activities	55,550	(26,039)
Total cash provided	24,924	845
Effect of exchange rate changes on cash and cash equivalents	(1,758)	65
Net increase in cash and cash equivalents	23,166	910
Cash and cash equivalents at beginning of period	36,377	2,462
Cash and cash equivalents at end of period	$59,543	$3,372

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

ANGI HOMESERVICES RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2017	2016
Net cash provided by operating activities	$52.0	$40.6
Capital expenditures	(16.3)	(13.7)
Free Cash Flow	$35.8	$26.9

For the nine months ended September 30, 2017, Free Cash Flow increased $8.9 million due to the increase in accrued expenses including related to transaction costs, partially offset by higher capital expenditures.

ANGI HOMESERVICES RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

($ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net (loss) earnings attributable to ANGI Homeservices shareholders	$(71,761)	$5,075	$(44,894)	$10,408
Stock-based compensation expense	103,980	2,391	120,280	6,685
Amortization of intangibles	2,768	726	6,885	2,271
Impact of income taxes and noncontrolling interests	(42,804)	(1,074)	(83,292)	(3,113)
Adjusted Net Income	$(7,817)	$7,118	$(1,021)	$16,251

GAAP Basic weighted average shares outstanding	415,420	414,754	414,978	414,754
SARs, Options, subsidiary denominated equity awards and RSUs, treasury method	—	—	—	—
GAAP Diluted weighted average shares outstanding	415,420	414,754	414,978	414,754
SARs, Options, subsidiary denominated equity awards and RSUs, treasury method not included in diluted shares above	—	—	—	—
Impact of RSUs and other	—	—	—	—
Adjusted EPS weighted average shares outstanding	415,420	414,754	414,978	414,754

GAAP Diluted EPS	$(0.17)	$0.01	$(0.11)	$0.03

Adjusted EPS	$(0.02)	$0.02	$(0.00)	$0.04

For GAAP diluted EPS purposes, RSUs and performance-based RSUs for which the applicable performance condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.

ANGI HOMESERVICES RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended September 30, 2017
	Operating loss	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$(107.7)	$103.6	$3.1	$1.1	$0.1
Europe	(4.8)	0.4	0.4	1.7	(2.3)
Total	$(112.5)	$104.0	$3.5	$2.8	$(2.3)

	For the three months ended September 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$11.6	$2.0	$1.9	$0.6	$16.1
Europe	(2.7)	0.4	0.1	0.1	(2.1)
Total	$8.8	$2.4	$2.0	$0.7	$14.0

	For the nine months ended September 30, 2017
	Operating loss	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$(99.5)	$119.0	$8.9	$3.0	$31.4
Europe	(14.5)	1.3	0.8	3.9	(8.4)
Total	$(114.0)	$120.3	$9.7	$6.9	$22.9

	For the nine months ended September 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$23.2	$5.4	$5.5	$2.0	$36.0
Europe	(5.4)	1.3	0.4	0.3	(3.4)
Total	$17.8	$6.7	$5.8	$2.3	$32.6

ANGI HOMESERVICES RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

2018 operating income to Adjusted EBITDA reconciliation

FY 2018
Estimate (a)
Operating income	$95
Stock-based compensation expense	100
Depreciation	15
Amortization of intangibles	60
Adjusted EBITDA	$270

(a) Excludes transaction-related costs and deferred revenue write-off related to the Angie’s List transaction.

Adjusted EBITDA margin reconciliation

Q3 2017

Revenue	$181.7

Operating income (b)	$11.4
Operating income margin (b)	6%

Adjusted EBITDA (b)	$24.8
Adjusted EBITDA margin (b)	14%

(b) Operating income adjusted for $96.9 million in stock-based compensation expense related primarily to the modification previously issued HomeAdvisor vested awards and the acceleration of certain Angie’s List awards in connection with the transaction, as well as $26.0 million of costs related to the transaction (also impacting Adjusted EBITDA) and $1.0 million of incremental quarterly public company costs (also impacting Adjusted EBITDA).

ANGI HOMESERVICES PRINCIPLES OF FINANCIAL REPORTING

ANGI Homeservices reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  ANGI Homeservices endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to ANGI Homeservices shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense and (2) acquisition-related items consisting of amortization of intangibles and impairments of goodwill and intangible assets.  We believe Adjusted Net Income is useful to investors because it represents ANGI Homeservices’ consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and stock appreciation rights (“SARs”) in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, ANGI Homeservices’ consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into mandatory debt service requirements.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

ANGI HOMESERVICES PRINCIPLES OF FINANCIAL REPORTING - continued

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, SARs, RSUs and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs are included only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, SARs, RSUs and performance-based RSUs and as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of stock options, the awards are gross settled or net settled at the election of the award holder, and the exercise of SARs and vesting of RSUs and performance-based RSUs, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as contractor and service provider relationships, technology, memberships, customer lists and user base, and trade names, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be a combined call for IAC and ANGI Homeservices and held at 8:30 a.m. Eastern Time on November 9, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: the future business, financial condition, results of operations and financial performance of ANGI Homeservices Inc., the business strategy and prospects of ANGI Homeservices Inc., trends in the home services industry, expected synergies and other benefits to be realized by ANGI Homeservices Inc. following the combination of HomeAdvisor and Angie’s List into ANGI Homeservices Inc. (“the Transaction”) and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the possibility that the anticipated cost savings and other benefits of the Transaction are not realized when expected or at all (including as a result of the impact of, or problems arising from, the integration of HomeAdvisor and Angie’s List or as a result of changes in the economy and competitive factors in the areas in which they do business), diversion of management’s attention from ongoing business operations and opportunities as a result of the Transaction, potential adverse reactions or changes to business or employee relationships (including those resulting from the Transaction), the migration of the home services market online, our ability to establish and maintain relationships with quality service professionals, our ability to maintain and enhance our various brands, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer and service professional acceptance of these products and services, our ability to protect our systems from cyberattacks and to protect personal and confidential information, the ability to expand successfully into international markets, the ability to retain key personnel, the potential liability for a failure to meet regulatory requirements and regulatory changes.  Certain of these and other risks and uncertainties are discussed in ANGI Homeservices filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect ANGI Homeservices business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of ANGI Homeservices management as of the date of this press release.  ANGI Homeservices do not undertake to update these forward-looking statements.

About ANGI Homeservices Inc.

Through its collection of brands, ANGI Homeservices Inc. (NASDAQ: ANGI) is creating the world’s largest digital marketplace for home services, connecting millions of homeowners across the globe with home service professionals.  ANGI Homeservices operates 10 brands in eight countries, including HomeAdvisor®, Angie’s List, mHelpDesk, HomeStars (Canada), Travaux.com (France), MyHammer (Germany), MyBuilder (UK), Werkspot (Netherlands) and Instapro (Italy).  The company is headquartered in Golden, Colorado.  For more information visit www.angihomeservices.com.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

ANGI Homeservices Corporate Communications

Brooke Gabbert

(303) 963-8173

ANGI HOMESERVICES

14023 Denver West Parkway, Building 64, Golden, CO 80401 (303) 963-7200 http://www.angihomeservices.com